Exhibit 99.1

PAETEC Media Contact Chris Muller 585.340.8218 christopher.muller@paetec.com	PAETEC Investor Contact Pete Connoy 585.340.2649 peter.connoy@paetec.com

FOR IMMEDATE RELEASE

PAETEC Completes Acquisition of Cavalier Telephone

Acquisition solidifies PAETEC’s position as one of the largest competitive telecom providers in the United States as measured by revenue, markets served and fiber assets

FAIRPORT, N.Y. and RICHMOND, Va. - December 6, 2010 – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced that it has completed its acquisition of privately-owned Cavalier Telephone Corporation. As a result of the acquisition, PAETEC now has over 10,600 metro fiber-route miles, over 36,700 total fiber-route miles, and 1,178 collocations to support connectivity to enterprise businesses nationwide. Through close cooperation with the FCC and a significant number of state regulatory agencies, the company was able to close this acquisition just 12 weeks from the initial announcement on September 13, 2010.

As part of the transaction, PAETEC acquired Cavalier’s wholly owned subsidiary, Intellifiber Networks, Inc. Intellifiber includes a high capacity fiber network spanning approximately 16,600 route miles and representing over $2 billion of investment by companies Cavalier acquired over the last decade. The expansive 11,947 route-mile intercity network spans the Midwest and Eastern U.S., as well as 4,681 route miles throughout several existing PAETEC metro areas, allowing for broad connectivity options for customers. Intellifiber offers scalable network solutions for service provider, enterprise, and government customers including private networks, low latency routing, SONET services, wavelengths, Ethernet, and data options.

“We are very pleased to close this acquisition of Cavalier Telephone in less than three months from signing the definitive agreement,” said Arunas A. Chesonis, PAETEC chairman and CEO. “Over the summer, we developed a dedicated cross-functional M&A team to facilitate the complex merger issues. That team, along with the diligent efforts of our regulatory, legal and financial staff, made this a dramatically quicker process.”

Additional information about the transaction will be contained in PAETEC’s Current Report on Form 8-K to be filed with the SEC.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. PAETEC offers a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

2